UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the registrant  ☒                            Filed by a party other than the registrant  ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12
Ellington Financial Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

53 Forest Avenue
Old Greenwich, Connecticut 06870
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2024
To Our Stockholders:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders, or the "Annual Meeting," of Ellington Financial Inc. (the "Company," "we," "our," or "us"), which will be conducted virtually via live webcast, on May 17, 2024, at 10:30 a.m., Eastern Time. You will be able to attend the 2024 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/EFC2024. To enter the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. You will not be able to attend the Annual Meeting in person.
The purpose of the Annual Meeting is to consider and take action on the following:
1.To elect the five directors nominated and recommended by the Board of Directors, each to serve until the 2025 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;
2.To hold an advisory (non-binding) vote on executive compensation;
3.To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024;
4.To approve an amendment to our Certificate of Incorporation to increase the total authorized number of shares of common stock, par value $0.001 per share (the “Common Shares”) for issuance from 200,000,000 to 300,000,000 shares with a corresponding increase in the total authorized number of shares from 300,000,000 to 400,000,000; and
5.To transact such other business, if any, properly brought before the meeting.
Stockholders of record at the close of business on March 25, 2024 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. For more information with respect to voting your shares at our Annual Meeting, see "Questions and Answers" beginning on page 2 of the Proxy Statement accompanying this notice.
Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares online during our Annual Meeting or by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you execute a proxy but later decide to attend the Annual Meeting, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.
By order of the Board of Directors
Daniel Margolis
General Counsel
April 5, 2024
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 17, 2024: This Proxy Statement, the accompanying proxy card and our Annual Report to Stockholders are available on the Internet at www.proxyvote.com. On this site, you will be able to access this Proxy Statement, the accompanying proxy card, our Annual Report to Stockholders, which includes our Annual Report on Form 10-K, and any amendments or supplements to the foregoing materials that are required to be furnished to stockholders.

ELLINGTON FINANCIAL INC.
53 FOREST AVENUE
OLD GREENWICH, CONNECTICUT 06870

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2024
This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors" or the "Board") of Ellington Financial Inc. (the "Company," "EFC," "we," "us," or "our") for use at our 2024 Annual Meeting of Stockholders, or the "Annual Meeting," to be held on May 17, 2024, at 10:30 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/EFC2024, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments or postponements thereof. On or about April 8, 2024, we will mail a Notice of Internet Availability of Proxy Materials, or "Notice," and, to those stockholders that requested to receive a printed copy, the proxy statement, to holders of our Common Shares as of the close of business on March 25, 2024 and on the mailing date, such stockholders of record had the ability to access the Proxy Statement, the accompanying proxy card and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K with audited financial statements as of and for the year ended December 31, 2023.
Our "Manager" or "EFM" refers to Ellington Financial Management LLC, our external manager, and "EMG" refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager. In certain instances, references to our Manager and services to be provided to us by our Manager may also include services provided by EMG and its other affiliates from time to time. We are externally managed and advised by our Manager, an affiliate of EMG, pursuant to a management agreement. Our Manager was formed solely to serve as our manager and does not have any other clients. In addition, our Manager currently does not have any employees and instead relies on the employees of EMG to perform its obligations to us.
QUESTIONS AND ANSWERS
Q.How will we solicit proxies for the Annual Meeting?
A.We are soliciting proxies by furnishing this Proxy Statement and proxy card to our stockholders. In addition, some of our directors and officers and certain employees of EMG may make additional solicitations by telephone or in person without additional compensation for such activities. We will pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.
We will employ Broadridge Financial Solutions, Inc. to receive and tabulate the proxies.
Q.When is the Annual Meeting?
A.The Annual Meeting is currently scheduled for May 17, 2024, at 10:30 a.m., Eastern Time.
Q.Why are you holding the Annual Meeting in a virtual format?
A.In accordance with our recent practice and to maintain ease of access for our stockholders, this year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us during the Annual Meeting so they can ask questions of our Board or management.
Q.Who is entitled to vote?
A.All stockholders of record as of the close of business on March 25, 2024, which is the record date, are entitled to notice of and to vote at the Annual Meeting.
Q.What is the quorum for the Annual Meeting?
A.The presence at the Annual Meeting, in person or by proxy, of a majority of the votes entitled to be cast by the holders of all outstanding Common Shares will constitute a quorum for the transaction of business. No business may be conducted at the meeting if a quorum is not present. As of the record date, 85,056,648 Common Shares were issued and outstanding. The Chairman of the meeting may adjourn the Annual Meeting to another time or place whether or not a quorum is present at the Annual Meeting. If a Common Share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Pursuant to Delaware law, abstentions are treated as present for quorum purposes.
Q.How many votes do I have?
A.You are entitled to one vote for each whole Common Share you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.
Q.How do I vote my shares prior to the Annual Meeting?
A.If you are a stockholder of record, meaning that your Common Shares are registered in your name, you have three voting options. You may vote:
By Mail—signed proxy card must be received by May 16, 2024
If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided.
Authorizing your proxy by mail will not limit your right to attend the Annual Meeting and vote your Common Shares online. Your proxy (either one or both of the individuals named in your proxy card) will vote your Common Shares per your instructions.
By Internet—until 11:59 p.m. Eastern Time on May 16, 2024
If you are a stockholder of record, you may follow the instructions and web address noted on your proxy card to transmit your voting instructions. You will be asked to provide the vote control number from the Notice. Have your notice in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote must be received by 11:59 p.m. Eastern Time on May 16, 2024 to be counted.
By Telephone—until 11:59 p.m. Eastern Time on May 16, 2024
If you are a stockholder of record, you may use any touch-tone telephone to dial the telephone number noted on your proxy card to transmit your voting instructions. You will be asked to provide the vote control number from the Notice. Have your notice in hand when you call and follow the instructions. Your vote must be received by 11:59 p.m. Eastern Time on May 16, 2024 to be counted.
Q.Can I vote my shares during the Annual Meeting?
A.You may vote your shares during the Annual Meeting by visiting www.virtualshareholdermeeting.com/EFC2024 and following the instructions. You will need the 16-digit control number included in your proxy card, voting instruction form or Notice. You will be able to vote during the Annual Meeting until such time as the Chairman declares the polls closed.
Q.How do I vote my Common Shares that are held by my broker?
A.If you hold your Common Shares in "street name" through an account with a broker or bank, you may instruct your broker or bank to vote your Common Shares or revoke your voting instructions by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail and on the Internet.
Banks and brokers have the authority under New York Stock Exchange, or "NYSE," rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm for 2024 and the proposal to amend our Certificate of Incorporation (as amended, the “Charter”) to increase the total authorized number of Common Shares from 200,000,000 to 300,000,000 shares are considered routine matters under NYSE rules. This means that banks and brokers may vote in their discretion on these matters on behalf of customers who have not furnished voting instructions at least ten days before the date of the Annual Meeting. Unlike the proposal to ratify the appointment of our independent registered public accounting firm and the proposal to amend our Charter to increase the total authorized number of Common Shares from 200,000,000 to 300,000,000 shares, the election of directors and the advisory (non-binding) vote on executive compensation are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from their customers are required. As a result, banks and brokers are not allowed to vote any shares held by you in "street name" on these matters on your behalf unless you provide the bank or broker with specific voting instructions. Failure to provide the bank or broker that holds your shares with specific voting instructions on these two non-routine matters will result in a "broker non-vote."

Beneficial owners of Common Shares held through the account of a bank or broker are advised that, if they do not timely provide instructions to their broker, their Common Shares will not be voted in connection with the election of directors or the advisory (non-binding) vote on executive compensation.
Q.What am I voting on?
A.You will be voting on:
Proposal 1: The election of the five directors nominated and recommended by the Board of Directors, each to serve until the 2024 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;
Proposal 2: An advisory (non-binding) "say on pay" vote to approve executive compensation;
Proposal 3: A proposal to ratify the appointment of our independent registered public accounting firm for 2024; and
Proposal 4: The approval of an amendment to our Charter to increase the total authorized number of Common Shares for issuance from 200,000,000 to 300,000,000 shares with a corresponding increase in the total authorized number of shares from 300,000,000 to 400,000,000.
No cumulative voting rights are authorized, and dissenter's rights are not applicable to these matters.
Q.What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?
A.The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal assuming a quorum is present, and the manner in which votes will be counted.

Proposal	Voting Options	Vote Required to Adopt Proposal	Effect of Withhold Votes, Abstentions and Broker-Non Votes
Proposal 1: Election of Directors	FOR ALL WITHHOLD ALL FOR ALL EXCEPT	Plurality of votes cast. The five nominees who receive the most votes will be elected.	Withhold votes and Common Shares not represented at the Annual Meeting have no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
Proposal 2: An Advisory (Non-Binding) "Say on Pay" Vote to Approve Executive Compensation	FOR AGAINST ABSTAIN	Majority of Common Shares present or represented by proxy at the Annual Meeting and entitled to vote on this matter. Results will not be binding.	Abstentions will have the same effect as a vote against this proposal. Common Shares not represented at the Annual Meeting have no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
Proposal 3: Ratification of Appointment of Our Independent Registered Public Accounting Firm for 2024	FOR AGAINST ABSTAIN	Majority of Common Shares present or represented by proxy at the Annual Meeting and entitled to vote on this matter.	Abstentions will have the same effect as a vote against this proposal. Common Shares not represented at the Annual Meeting have no effect on the outcome of the proposal. Broker discretionary voting permitted.
Proposal 4: Amendment of our Charter to Increase the Total Authorized Number of Common Shares	FOR AGAINST ABSTAIN	At least a majority of Common Shares outstanding.	Abstentions and Common Shares not represented at the meeting will have the same effect as a vote against this proposal. Broker discretionary voting permitted.
Q.Will there be any other items of business on the agenda?
A.The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q.What happens if I submit my proxy without providing voting instructions on one or more proposals?
A.Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If the properly submitted proxy does not provide voting instructions on a proposal, the proxy will be voted, except in the case of a broker non-vote, to elect (FOR ALL) of the director nominees listed in "Proposal 1—Election of Directors," in favor of (FOR) "Proposal 2—An Advisory (Non-Binding) 'Say on Pay' Vote to Approve Executive Compensation," in favor of (FOR) "Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm for 2024" and in favor of (FOR) "Proposal 4—Amendment of our Charter to Increase the Total Authorized Number of Common Shares."
Q.Will anyone contact me regarding this vote?
A.No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Solicitations may be made by mail, telephone, facsimile, e-mail, or personal interviews.
Q.Who will pay for this proxy solicitation?
A.We will pay the entire expense of preparing, printing, and mailing the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors and officers and certain employees of EMG personally or by telephone without additional compensation for such activities. We also will request persons, firms, and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.
Q.May stockholders ask questions at the Annual Meeting?
A.Yes. You may vote and submit questions while attending the meeting online. You will need the sixteen-digit control number included on your Notice, your proxy card or on the instructions that accompanied your proxy materials in order to be able to enter the meeting.
Q.What does it mean if I receive more than one proxy card?
A.It probably means your Common Shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote by the methods provided by your broker to ensure that all your Common Shares are voted.
Q.Can I change my vote after I have voted?
A.Yes. A stockholder may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting by mail a proxy to our Secretary bearing a later date or by attending the meeting online and voting. Attendance at the meeting will not by itself constitute revocation of a proxy.
Q.Can I find additional information on the Company's website?
A.Yes. Our Internet website is located at www.ellingtonfinancial.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on the website, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, charters of the committees of our Board and reports that we file with the Securities and Exchange Commission, or "SEC."
We are furnishing this Proxy Statement for the purpose of soliciting your proxy. The Board of Directors of Ellington Financial Inc. requests that you submit your proxy to allow the representation and voting of your Common Shares at our Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Identifying and Evaluating Nominees for Director
Our Board is pleased to present five nominees for election to the Board at our Annual Meeting, all of whom currently serve as directors on our Board and four of whom are considered independent in accordance with the requirements of the NYSE and our Corporate Governance Guidelines. Each director elected will serve until our next annual meeting of stockholders or until such time as his or her respective successor is elected and qualified. If any nominee is unable to stand for election for any reason, the persons appointed to vote your proxy may vote at our Annual Meeting for another candidate proposed by the Board, or the Board may choose to reduce the size of the Board. For additional information about how we identify and evaluate nominees for director, see "Corporate Governance—Information Regarding Our Board and Its Committees—Nominating and Corporate Governance Committee."
Information Regarding the Nominees
To assist you in assessing our Board's nominees, we have set forth below biographical descriptions and certain other information with respect to each nominee for election as a director at the Annual Meeting, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a director.
Our Board recommends a vote "FOR ALL" of the nominees listed below for election as directors (Proposal 1 on the proxy card).

Name and Position With Our Company	Age	Background Summary
Ronald I. Simon, Ph.D. Chairman of the Board	85
Dr. Simon is a private investor and financial consultant to businesses. Dr. Simon has served as a member of our Board since August 2007 and was appointed as Chairman of the Board and Chairman of the Audit Committee in January 2021. Dr. Simon has served as a member of the Board of Trustees and as the Chairman of the Nominating and Corporate Governance Committee of Ellington Residential Mortgage REIT (NYSE: EARN) ("EARN") since May 2013. From March 2003 through February 2006, when it was acquired by Wachovia Corp., Dr. Simon was a director of WFS Financial, Inc., a publicly-traded financial services company specializing in automobile finance. From 1995 through 2002, Dr. Simon was a director of SoftNet Systems, Inc. ("SoftNet"), during 2001, he served as Acting Chairman, Chief Executive Officer, and Chief Financial Officer for SoftNet, Inc. From 2002 through August 2016 he was a director of its successor company, American Independence Corp. ("AIC"), a holding company engaged principally in the health insurance and reinsurance business. AIC was acquired by Independence Holdings Company ("IHC"), a holding company principally engaged in the disability, health insurance and pet insurance business, in August 2016, and he served as a director of IHC from August 2016 to February 2022, and as a member of the Audit Committee from November 2017 to February 2022. Dr. Simon earned a B.A. from Harvard University, an M.A. from Columbia University, and a Ph.D. from Columbia University Graduate School of Business.
Our Board believes that Dr. Simon's expertise in finance and his extensive service in senior officer positions and directorships of public companies in a variety of industries give him the qualifications and skills to serve as a director of our Company.

Name and Position With Our Company	Age	Background Summary
Laurence E. Penn Chief Executive Officer, President & Director	62
Mr. Penn has been our Chief Executive Officer and President and has served as a member of our Board of Directors since August 2007. Mr. Penn is also the Executive Vice President of our Manager and a Vice Chairman of EMG, where he helps oversee many functions of the firm. Mr. Penn also serves on EMG's Investment and Risk Management Committee. Mr. Penn also serves as Chief Executive Officer, President and a member of the Board of Trustees of EARN. Mr. Penn has also served as a Trustee of Ellington Income Opportunities Fund, a closed-end management investment company, since October 2018. In EMG's earlier years, Mr. Penn was the senior portfolio manager primarily responsible for investments in Agency RMBS. Prior to joining EMG in 1995 shortly after its inception, Mr. Penn was at Lehman Brothers, where he was a Managing Director and co-head of CMO origination and trading, and where he specialized in the trading of CMO derivatives. Prior to trading CMOs and CMO derivatives, Mr. Penn was in charge of Lehman Brothers' structured transaction modeling group from 1987 to 1990, where he was responsible for the structuring, modeling and computer system design for MBS and ABS, and where he was the co-creator (with Jonathan Amsterdam) of "BondTalk," the first high-level programming language specifically designed to model CMOs. Mr. Penn began his career at Lehman Brothers in 1984, after receiving a Master of Advanced Study in Mathematics from Cambridge University, where he studied as both a National Science Foundation Fellow and Winston Churchill Scholar. Mr. Penn graduated summa cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University in 1983. He was one of five winners nationwide in the 1980 Putnam collegiate mathematics problem solving competition, and represented the United States in the 21st International Mathematics Olympiad held in London, England.
Our Board believes that Mr. Penn's operational experience as President and Chief Executive Officer of our Company, risk management and trading expertise and, in particular, his extensive experience in the mortgage securities business, give him the qualifications and skills to serve as a director of our Company.

Edward Resendez Director	67
Mr. Resendez has served as a member of our Board since August 2007. Mr. Resendez served as President and Chief Operating Officer of NuBridge Commercial Lending LLC, or "NuBridge" from August 2020 through August 2023. NuBridge is a small-balance commercial mortgage origination, servicing, and finance company. From November 2013 through February 2018, Mr. Resendez served as Vice Chairman, President and Chief Operating Officer of Cherrywood Commercial Lending, LLC, or "Cherrywood." Cherrywood was a small-balance commercial mortgage origination, securitization, and finance company. Beginning from March 2018 until March 2020, Mr. Resendez served as President and Chief Operating Officer of Cherrywood Mortgage, LLC, the successor company to Cherrywood. From 2007 to September 2009, Mr. Resendez was Senior Vice President-Chief Lending Officer of Kinecta Federal Credit Union and President of Kinecta Alternative Financial Solutions, Inc. From 2002 to 2007, Mr. Resendez was Chief Executive Officer, Board Member and Co-Founder of ResMAE Financial Corporation and its wholly-owned subsidiary ResMAE Mortgage Corporation, or "ResMAE." From 1995 through 2000, Mr. Resendez was the President of Long Beach Mortgage Company. During that timeframe he was also appointed as President and a Management Member of the board of directors for both Long Beach Financial Corporation, when that company went public in 1997 (formerly NASDAQ symbol: LBFC), and its wholly-owned operating subsidiary, Long Beach Mortgage Company, a subprime mortgage company, or, collectively with Long Beach Financial Corporation, "Long Beach." Long Beach was an originator, purchaser, seller and servicer of subprime mortgages. From 1987 to 1995, Mr. Resendez held various management positions at Long Beach, including Executive Vice President—Loan Administration, First Vice President—Risk Management, Vice President—REO Loan Servicing, and Vice President—Retail Origination. Prior to joining Long Beach in 1987, Mr. Resendez held several managerial positions with Transamerica Financial Services from 1977 to 1987. Mr. Resendez earned a B.B.A. from Loyola Marymount University in Los Angeles in 1978, and is a licensed real estate broker in California.
Our Board believes that Mr. Resendez's extensive operational experience in and knowledge of the mortgage lending business give him the qualifications and skills to serve as a director of our Company.

Name and Position With Our Company	Age	Background Summary
Lisa Mumford Director	60
Ms. Mumford has served as a member of our Board since August 2018. She previously served as the Company's Chief Financial Officer ("CFO") and the CFO of our Manager, from October 2009 through her retirement in March 2018. Ms. Mumford also served as the CFO of EARN from April 2013 until her retirement in March 2018. As CFO of the Company and EARN, Ms. Mumford managed all aspects of the accounting, internal control, and financial reporting processes. Ms. Mumford has also served as a member of the Board of Directors of Radian Group Inc., a mortgage and real estate services business since February 2020, and as Chair of the Finance and Investment Committee since December 2021. From August 2008 to October 2009, Ms. Mumford was CFO of ACA Financial Guaranty Corporation, or "ACA FG," where she oversaw all aspects of the finance and accounting operations. From 2003 until August 2008, Ms. Mumford served as the Chief Accounting Officer of ACA Capital Holdings, Inc., or "ACA," of which ACA FG was an operating subsidiary. Prior to joining ACA, and beginning in 1988, Ms. Mumford was with ACE Guaranty Corp., where over her tenure she held the positions of Chief Financial Officer and Controller. She began her career as a staff accountant with Coopers & Lybrand in 1984, culminating in the role of Audit Supervisor at the time of her departure in 1988. Ms. Mumford is a Certified Public Accountant, licensed in the state of New York and holds a B.B.A. in Accounting from Hofstra University and an M.S. in Finance from Baruch College of the City University of New York.
Our Board believes that Ms. Mumford's operational experience as the former CFO of our Company and, in particular, her extensive experience in preparing and reviewing financial statements for financial services companies, give her the qualifications and skills to serve as a director of our Company.

Stephen J. Dannhauser Director	73
Mr. Dannhauser has served as a member of our Board and Chairman of our Nominating and Corporate Governance Committee since January 2021. Prior to joining the Board, Mr. Dannhauser worked at Weil, Gotshal & Manges LLP ("Weil") from 1975 until 2012. Mr. Dannhauser was named Weil’s executive partner in 1989 and served as its chairman from 2001 to 2012. Mr. Dannhauser continued to work at Weil in a consulting capacity through 2015. During his tenure at Weil, Mr. Dannhauser played a key role in crafting and executing business strategies that expanded Weil from its headquarters in New York to comprise 20 offices on three continents. During his tenure as chairman and executive partner, Mr. Dannhauser spent the bulk of his time overseeing the business operations of the firm, building its platform and expanding and deepening its client base. Mr. Dannhauser served as a director of Hydra Industries Acquisition Corp., a special purpose acquisition corporation, from October 2014 until December 2016. Mr. Dannhauser has served on a broad and diverse array of boards, committees and councils in the not-for-profit sector and continues to be actively involved in this arena. Mr. Dannhauser spends substantial time on various pro bono and philanthropic matters. Mr. Dannhauser graduated from the State University of New York at Stony Brook (B.A. with honors, 1972), and from Brooklyn Law School (J.D. with honors in 1975), where he was a member and decisions editor of the Brooklyn Law Review (1973-1975).
Our Board believes that Mr. Dannhauser is qualified to serve as a director of our Company due to his numerous directorship roles, leadership experience, and business industry contacts.

PROPOSAL 2: AN ADVISORY (NON-BINDING) "SAY ON PAY" VOTE
TO APPROVE EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), Section 14A of the Securities Exchange Act of 1934, as amended, or the "Exchange Act," and as required by Rule 14a-21 promulgated thereunder, the Board is providing our stockholders with the opportunity to cast, on a non-binding, advisory basis, a "say on pay" vote on a resolution to approve the compensation we pay to our named executive officers. Because the "say on pay" vote is advisory and is not binding on the Board or the Compensation Committee, neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote. However, the Board values stockholders' opinions and the Compensation Committee will take into consideration the outcome of the vote when making future executive compensation decisions.
As described in the "Executive Compensation Information" section below, we are an externally managed company and all of our named executive officers for 2023 are employees of affiliates of our Manager or EMG, and we have no employees. Notwithstanding the foregoing, our majority owned subsidiary Longbridge Financial, LLC ("Longbridge") has over 400 employees (as of December 31, 2023), who are solely focused on Longbridge’s operations. Because our management agreement provides that our Manager is responsible for managing our affairs, our named executive officers for fiscal year 2023 did not receive any cash compensation directly from us or any of our subsidiaries for serving as our executive officers and we do not have any agreements with any of our named executive officers with respect to their cash compensation and we do not intend to enter into any such agreement or pay any cash compensation directly to them. Notwithstanding the foregoing, we are required by our management agreement to reimburse our Manager or EMG for the allocable share of the salary and other compensation (including cash bonuses) paid by our Manager or EMG to certain of our executive officers who dedicate all or a portion of their time to us, based on the estimated percentage of each officer’s time spent on our affairs, in each case with the amount of such compensation subject to the approval of our Compensation Committee. While all of our named executive officers devote some portion of their time to our affairs, for fiscal year 2023, we were only obligated to reimburse our Manager or EMG for compensation relating to Mr. Herlihy, our Chief Financial Officer, and Mr. Smernoff, our Chief Accounting Officer. However, we have the discretion to pay annual cash bonuses and make incentive equity awards directly to our dedicated or partially dedicated executive officers, including our Chief Financial Officer and our Chief Accounting Officer. The amount of compensation and incentive equity awards that we paid to our Chief Financial Officer and our Chief Accounting Officer during 2023, 2022, and 2021 either directly or indirectly through reimbursements of our Manager or EMG, are described in the "Executive Compensation Information" section below.
This advisory "say on pay" vote gives our stockholders the opportunity to express their views on the compensation we pay to our named executive officers, which at this time is solely limited to our Chief Financial Officer and our Chief Accounting Officer, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, which includes the "Compensation Discussion and Analysis" section, the compensation tables, the narrative discussion and any related material disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation we pay to our named executive officers and the policies and practices described in this Proxy Statement. The Board believes that the current compensation of our Chief Financial Officer and our Chief Accounting Officer provides fair compensation designed to retain and motivate them and properly aligns their interests with those of our stockholders.
For these reasons, the Board unanimously recommends that our stockholders vote in favor of the following resolution:
"Resolved, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation paid by the Company to its named executive officers, as disclosed in this Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" section, the compensation tables, the narrative discussion and any related material disclosed in such Proxy Statement."
Current Frequency of Non-Binding, Stockholder Advisory Votes to Approve the Compensation of our Named Executive Officers
Based on the voting results at our 2023 Annual Meeting of Stockholders with respect to the frequency (the "Frequency Vote") of stockholder advisory votes to approve the compensation paid by the Company to its named executive officers, the Board has determined that a non-binding, advisory vote on the compensation paid by the Company to its named executive officers would be included in the Company's proxy materials on an annual basis. As a result, the Board expects to include "say on pay" votes in the Company's proxy materials annually until the next required vote on the frequency of such votes. The next required Frequency Vote is scheduled for the Company's 2029 Annual Meeting of Stockholders.
Our Board recommends a vote "FOR" approval of this resolution (Proposal 2 on the proxy card).

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024
The Audit Committee has appointed PricewaterhouseCoopers LLP, or "PwC," as our independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries for the year ending December 31, 2024. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee's action in appointing PwC as the independent registered public accounting firm of our Company. Although we seek ratification of the appointment of PwC as our independent registered public accounting firm, the ratification of the appointment of PwC does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of our Company and stockholders. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.
PwC has advised the Audit Committee that they are an independent accounting firm with respect to our Company and its subsidiaries within the meaning of standards established by the American Institute of Certified Public Accountants, or the "AICPA," the Public Company Accounting Oversight Board, or the "PCAOB," the Independence Standards Board and federal securities laws. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
PwC's 2023 and 2022 Fees
PwC's fees for professional services rendered in or provided for 2023 and 2022, as applicable, were:

	2023	2022
Audit fees	$3,882,500	$2,548,124
Audit-related fees	1,272,470	903,224
All other fees	2,550	2,463
Total fees	$5,157,520	$3,453,811
Audit Fees—Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, including Longbridge. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
Audit-related Fees—Audit-related fees consist of fees billed or expected to be billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters, risk and control reviews, due diligence in connection with mergers and acquisitions, and the issuance of comfort letters and SEC consents and certain agreed upon procedures and other attestation reports including fees for such services provided in connection with our public offerings. Audit-related fees also include certain costs related to the acquisition of Longbridge in 2022, our completed merger with Arlington Asset Investment Corp. in 2023, and our previously-agreed upon but then terminated merger with Great Ajax Corp. in 2023. Fees for audit-related services are for those services rendered during each fiscal year.
Tax Fees—Tax fees consist of fees billed or expected to be billed by PwC for tax compliance, advisory, and planning services rendered during the fiscal year. No such fees were incurred during either of the years ended December 31, 2023 and 2022.
All Other Fees—All other fees mostly consist of costs associated with certain online subscription services.
Audit Committee Pre-Approval Policies and Procedures
On at least an annual basis, the Audit Committee pre-approves a list of services and sets pre-approval fee levels that may be provided by PwC without obtaining engagement specific pre-approval from the Audit Committee. The pre-approved list of services consists of audit services, audit-related services, tax services and all other services. All requests or applications for PwC audit services, audit-related services, tax services or all other services must be submitted to our Chief Financial Officer to determine if the services are included within the pre-approved list of services that have received Audit Committee pre-approval. Any type of service that is not included on the pre-approved list of services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee. The Audit Committee has chosen the Audit Committee Chairman as its designee.
All of the services rendered by and fees paid to PwC in 2023 were pre-approved by the Audit Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.
Our Board recommends a vote "FOR" ratification of the appointment of PwC as our independent registered public accounting firm for 2024 (Proposal 3 on the proxy card).

PROPOSAL 4: AMENDMENT OF OUR CHARTER TO INCREASE THE TOTAL AUTHORIZED NUMBER OF COMMON SHARES
General Information
Our authorized capital stock currently consists of 300,000,000 shares, consisting of 200,000,000 Common Shares and 100,000,000 shares of preferred stock. On March 19, 2024, our Board approved, and recommends that the stockholders vote in favor of the approval of, an amendment to Article V of our Charter that would increase the authorized number of Common Shares from 200,000,000 to 300,000,000 with a corresponding increase in the total number of shares that we are authorized to issue from 300,000,000 to 400,000,000 (the "Authorized Shares Amendment Proposal").
If approved, Section 5.1 of our Charter would read in its entirety as follows:
Section 5.1 Classes and Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 400,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”)
Background and Reasons
The Board is proposing the Authorized Shares Amendment to increase the number of authorized Common Shares from 200,000,000 shares to 300,000,000 shares. Of the 300,000,000 Common Shares that are currently authorized to be issued under the Charter, as of March 22, 2024, 85,056,648 Common Shares are issued and outstanding and 42,695,206 Common Shares are reserved for issuance that may be issued upon a full exercise by the holders of our 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"), our 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share (the "Series B Preferred Stock"), our 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share (the "Series C Preferred Stock"), and our 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share (the "Series E Preferred Stock") of their conversion rights (up to the exchange cap set forth in the certificate of designations establishing the Series A Preferred Stock, the certificate of designations establishing the Series B Preferred Stock, the certificate of designations establishing the Series C Preferred Stock, and the certificate of designations establishing the Series E Preferred Stock, respectively), leaving 72,248,146 Common Shares authorized and available for issuance.
The Board believes that the increased authorized number of Common Shares contemplated by this Authorized Shares Amendment Proposal is desirable to make additional unreserved Common Shares available for issuance or reservation without further stockholder authorization, except as may be required by law or by the rules of the NYSE. We have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2019. In order to maintain our qualification as a REIT, we generally will have to distribute to our stockholders 90% of our REIT taxable income. As with other mortgage REITs, the vast majority of our income is expected to constitute REIT taxable income, and therefore we expect to have to distribute, and not retain, the vast majority of our income. As a result, any material growth in our equity capital base must largely be funded by external sources of capital, including through offerings of our Common Shares or securities convertible or exercisable into Common Shares. We believe that our historical track record of identifying attractive investment opportunities in addition to accretive equity offerings have been instrumental to our strong financial performance. Finally, the Board also believes that having such additional shares authorized and available for issuance or reservation will give us greater flexibility with respect to general corporate purposes and in considering potential future actions involving the issuance of stock, including, without limitation, investment activity, mergers and acquisitions, raising capital, stock dividends or splits and providing equity incentives to our independent directors.

Potential Effect
Authorizing us to issue more Common Shares than currently authorized by the Charter will not affect materially any substantive rights, powers or privileges of our stockholders. Our Common Shares do not have cumulative voting rights or preemptive rights for the purchase of additional shares of any class of capital stock. The additional Common Shares for which authorization is sought are identical to the Common Shares now authorized. However, the issuance of additional Common Shares may, among other things, have a dilutive effect on the earnings per share and voting power and/or may adversely affect the market price of our existing equity securities. There can be no assurance that offerings of Common Shares will in fact be accretive to our stockholders.
On the other hand, if we do not receive stockholder approval on this Authorized Shares Amendment Proposal, we will be hindered in our ability to raise capital to pursue new investment opportunities that could be beneficial to us and our stockholders, or in certain circumstances from raising capital to reduce leverage, if market conditions warrant. This reduced flexibility would also put us at a competitive disadvantage to our peers. From the date of the proxy statement until the date of our Annual Meeting, we may offer to the public authorized but unissued Common Shares in one or more public offerings, including through underwriters or our two registered at-the-market offering programs.
Conclusion and Recommendation
The Board is submitting and recommending the amendment to the Charter to increase the total authorized number of Common Shares from 200,000,000 to 300,000,000 with a corresponding increase in the total number of shares that we are authorized to issue from 300,000,000 to 400,000,000.
Our Board recommends a vote "FOR" approval of the amendment of our Charter to increase the total authorized number of Common Shares (Proposal 4 on the proxy card).

CORPORATE GOVERNANCE
The Board of Directors
Our business is managed through the oversight and direction of our Board of Directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business. EFM is an affiliate of EMG, a private investment management firm and registered investment advisor that specializes in fixed income strategies, and is responsible for administering our business activities and day-to-day operations. Our Board is currently comprised of five directors. The directors are informed about our business at meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.
Our Board has established three standing committees that are comprised solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.
Director Independence
Our Board has determined that four of our five current directors and nominees are independent directors as defined by the requirements of the NYSE and our Corporate Governance Guidelines. Our Board has adopted, through its approval of our Corporate Governance Guidelines, the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each of our directors and nominees. The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board determines, after taking into account all facts and circumstances, that no other material relationship between our Company and the director exists of a type not specifically mentioned in the categorical standards, our Board will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:
1.A director who is, or who has been within the last three years, an employee of our Company or any of its affiliates, or whose immediate family member is, or has been within the last three years, an executive officer of our Company or any of its affiliates.
2.A director who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our Company (excluding director and committee fees, and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).
3.(A) A director who is or whose immediate family member is a current partner of a firm that is our internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who personally works on our audit; or (D) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.
4.A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company's compensation committee.
5.A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues (as reported for the last completed fiscal year).
Pursuant to our Corporate Governance Guidelines, our Board also considers a director's charitable relationships in determining independence. A director who is an officer, director, or trustee of a charitable or non-profit organization will not be considered to have a material relationship with our Company that impairs the director's independence so long as our contributions to the entity in any single fiscal year (excluding amounts contributed by our Company under its employee matching gift program) are less than $100,000 or 2% of such entity's consolidated gross revenues (whichever is greater).
Under these criteria, our Board has determined that the following members that are nominated to be directors of our Board are independent: Stephen J. Dannhauser, Lisa Mumford, Edward Resendez, and Ronald I. Simon, Ph.D.

Executive Sessions of Our Independent Directors
In accordance with NYSE requirements and our Corporate Governance Guidelines, the independent directors of our Board meet in executive session at least quarterly, without management present. Generally, these executive sessions follow a regularly scheduled quarterly meeting of our Board. In 2023, the independent directors of our Board met in executive session four times without management. Our Chairman typically presides over such executive sessions of our independent directors.
Information Regarding Our Board and Its Committees
Directors are expected to attend all of our regular and special meetings of the Board and all meetings of the committees on which they serve. In 2023, there were 30 meetings of the Board, and each of the current directors attended at least 95% of the meetings of both the Board and committees on which he or she served.
We have a policy that directors attend our annual meetings of stockholders. Mr. Resendez, Dr. Simon, Ms. Mumford, Mr. Penn, and Mr. Dannhauser attended the 2023 Annual Meeting of Stockholders.
Our Board of Directors has established three standing committees of the Board: Audit, Compensation, and Nominating and Corporate Governance. The charter for each committee, more fully describing the responsibilities of each committee, can be found on our website at www.ellingtonfinancial.com under the "Investors—Corporate Governance" section. Pursuant to their charters, each of these committees is comprised solely of independent directors. The table below indicates our current committee membership and the number of times each committee met in 2023.

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward Resendez	Member	Chair	Member
Stephen J. Dannhauser	Member	Member	Chair
Lisa Mumford	Member	Member	Member
Ronald I. Simon, Ph.D.	Chair	Member	Member
Number of Meetings in 2023	11	6	5
Our committees make recommendations to the Board as appropriate and regularly report on their activities to the entire Board.
Audit Committee
Pursuant to its charter, our Audit Committee assists the Board in overseeing (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications and independence of our independent auditors; and (4) the performance of our independent auditors and internal audit function.
Each member of the Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our Board has determined that each of Dr. Simon, the chairman of our Audit Committee, and Lisa Mumford, is an "audit committee financial expert" as that term is defined by the SEC and that each satisfies the financial expertise requirements of the NYSE.
Compensation Committee
Pursuant to its charter, the Compensation Committee's principal functions are to assist the Board in discharging its responsibilities relating to (1) compensation of our directors and officers; (2) review, approval, and administration of compensation plans and programs and other benefit plans for our directors, officers, employees, and consultants and other third parties who perform services for us; and (3) compensation of our Manager.
Our Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE that apply to compensation committee members.
Compensation Committee Interlocks and Insider Participation
The directors who served on the Compensation Committee in fiscal year 2023 included Stephen J. Dannhauser, Edward Resendez, Ronald I. Simon, Ph.D and Lisa Mumford. Other than Ms. Mumford (who previously served as Chief Financial Officer of the Company), none of the members of the Compensation Committee is, or has ever been, an officer or employee of the Company or any of its affiliates, and none of whom has any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee during the fiscal year ended December 31, 2023.

Nominating and Corporate Governance Committee
Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for identifying, recruiting, considering, and recommending to our Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at our annual meetings of stockholders. It also reviews the background and qualifications of individuals being considered as director candidates pursuant to attributes and criteria established by the committee and the Board from time to time. It reviews and makes recommendations on matters involving general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of our Board's performance as a whole and of the individual directors and reports thereon to the Board. The committee is responsible for reviewing and approving in advance any related party transactions, other than related party transactions which have been pre-approved pursuant to pre-approval guidelines to address specific categories of transactions, which the committee reviews, evaluates and updates, as appropriate, from time to time.
In selecting candidates to recommend to our Board as director nominees, the Nominating and Corporate Governance Committee looks at a number of attributes and criteria, including experience, skills, expertise, diversity of experience, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. The Nominating and Corporate Governance Committee views diversity as a positive factor in considering director candidates, but it does not have a formal policy about diversity of board members, and neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits. In assessing the needs of the Board, the Nominating and Corporate Governance Committee and our Board review and consider from time to time the requisite skills and characteristics of individual directors as well as the composition of the Board as a whole. After completing its evaluation of individual director nominees and our Board as a whole, our Board concluded that the five nominees for director named in this Proxy Statement collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the Company and its stockholders and a dedication to enhancing stockholder value.
The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders for service on our Board and such proposed nominees will be considered and evaluated under the same criteria as described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election (even if an election contest is not involved), or is otherwise required, in each case pursuant to and in accordance with Regulation 14A, a written consent to being named in any proxy statement as a nominee at any meeting for the election of directors and to serving as a director if elected and must otherwise comply with the requirements under our bylaws for stockholders to propose nominees. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information addressed to Attention: Secretary, Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870. All recommendations for director nominations received by the Secretary that satisfy our bylaws requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent, and information requirements set forth in our bylaws. For more information regarding these timing requirements, see "General Information—Stockholder Proposals."

Board Leadership Structure
While the roles are currently separated, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a Chief Executive Officer. The Board of Directors believes that the current separation of the role of Chief Executive Officer and Chairman of the Board is appropriate because it allows our Chief Executive Officer to focus on running our business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Board Oversight of Risk
Our Board of Directors believes an effective risk management system will (1) timely identify the material risks that we face; (2) communicate necessary information with respect to material risks to our principal executive officer or principal financial officer and officers of our Manager and, as appropriate, to our Board of Directors or relevant committee thereof; (3) implement appropriate and responsive risk management strategies consistent with our risk profile; and (4) integrate risk management into management and our Board's decision-making.
EMG has an Investment and Risk Management Committee that advises and consults with our senior management team with respect to, among other things, our investment policies, portfolio holdings, financing and hedging strategies, and investment guidelines. The members of the Investment and Risk Management Committee include one of our directors, Mr. Penn, as well as two of our officers, Michael Vranos and Mark Tecotzky. The Audit Committee has been designated by our Board to take the lead in overseeing risk management. As part of its oversight function, the Audit Committee receives briefings provided by members of the Investment and Risk Management Committee, officers of our Manager and various advisors to our Company regarding the adequacy of our risk management processes. The Audit Committee also regularly receives briefings from our internal auditor.
In addition, the Audit Committee receives regular reports from management on cybersecurity and related risks. Our Board of Directors’ oversight of cybersecurity risk management is supported by the Audit Committee, which regularly interacts with our management team and other professionals who are responsible for assessing and managing material risks from cybersecurity threats at our Company. We also regularly engage third parties to perform assessments of our cybersecurity posture, including penetration testing, user access control reviews and independent reviews of our information security control environment, and operating effectiveness. The results of such assessments, tests and reviews are reported to the Audit Committee and our Board of Directors, and we adjust our cybersecurity policies, standards, processes and practices as necessary based on the information provided by these assessments, tests and reviews, including the implementation of new software and technologies.
Our Board also encourages our officers and the officers of our Manager to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations and continually works with our officers, the officers of our Manager and our advisors to assess and analyze the most likely areas of future risk for our Company. In addition, our Compensation Committee has reviewed its compensation policies and practices with respect to certain employees of the Manager who are partially dedicated to providing services to the Company taking into consideration risk management practices and risk-taking incentives. Following such review, we determined that our compensation policies and practices for such employees do not create risks that are reasonably likely to have a material adverse effect on us.
Code of Business Conduct and Ethics
Our Board of Directors has established a Code of Business Conduct and Ethics that applies to our officers and directors and to our Manager's and certain of its affiliates' officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•compliance with applicable governmental laws, rules, and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the Code of Business Conduct and Ethics; and
•accountability for adherence to the Code of Business Conduct and Ethics.
EMG also has its own Code of Ethics with which employees of EMG and our Manager, including officers of our Company, must also comply. Our Code of Business Conduct and Ethics is intended to complement EMG's Code of Ethics. To the extent there is any conflict between our Code of Business Conduct and Ethics and EMG's Code of Ethics with respect to the officers of our Company and the officers, employees, and other personnel of EMG and our Manager who perform services for or on our behalf, the provisions of our Code of Business Conduct and Ethics will control, except to the extent that the provisions of EMG's Code of Ethics are more restrictive, in which case the provisions of EMG's Code of Ethics will control. Any waiver of our Code of Business Conduct and Ethics of our executive officers or directors may be made only by our Board or one of its committees.
We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K by posting such information on our website at www.ellingtonfinancial.com under the "Investors—Corporate Governance" section of the website.
Clawback Policy
Our Board adopted the Ellington Financial Inc. Clawback Policy (the “Clawback Policy”) effective as of November 2, 2023, which supersedes and replaces all prior and contemporaneous policies of the Company regarding incentive compensation recoupment. In the event that the Company is required to prepare a financial restatement, the Compensation Committee shall, to the extent practicable, recoup all incentive-based compensation calculated on a pre-tax basis received after October 2, 2023, by a person (i) after beginning service as an executive officer, (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the applicable period, that exceeded the amount of incentive-based compensation that otherwise would have been received had the amount been determined based on the Financial Reporting Measures (as defined in the Clawback Policy), as reflected in the restatement.
Communications with Our Board
Our Board has established a process for stockholders and other interested parties to communicate with the members of our Board, any director (including the Chairman of the Board), non-management members of the Board as a group or any committee. To do so, a stockholder or other interested party may send a letter addressed to Attention: Secretary, Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870. The Secretary will forward all such communications to our directors.
Availability of Our Corporate Governance Materials
Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.ellingtonfinancial.com under the "Investors—Corporate Governance" section of the website. A copy of any of these documents will be provided free of charge to any stockholder upon request by writing to Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

CORPORATE RESPONSIBILITY
EMG is committed to corporate responsibility. We recognize the importance of environmental, social and governance ("ESG") policies, and we believe that the implementation of ESG policies benefits EMG's employees, supports long-term stockholder performance, and makes a positive impact on the environment and society as a whole. EMG has a standing ESG Committee to address a variety of issues, including EMG's impact on the environment, increasing the diversity of EMG's workforce, employee engagement, and community involvement. We assess the interests of all stakeholders—stockholders, employees, service providers, lenders, and the surrounding community—when determining the long-term goals of our business. In doing so, we prioritize strong ESG practices, active stockholder engagement, a commitment to significant disclosure and transparency, including an established monthly book value disclosure and dividend policy, and supportive employment practices.
Environmental
As an investment firm with over 170 employees, the vast majority of whom work out of EMG's offices in Old Greenwich, CT and New York, NY, we believe that EMG's corporate footprint and business operations have a relatively modest impact on the environment. Nevertheless, we believe in promoting a sustainable environment by using resources as efficiently and responsibly as practicable. Our commitment to these principles is reflected in our daily activities in a variety of ways:
•EMG's offices are conveniently located near mass transportation, which enables our employees to commute efficiently. Further, EMG provides financial incentives to employees who use public transportation.
•To reduce energy usage, EMG uses Energy Star® certified desktops, monitors, and printers, and utilizes motion sensor lighting and cooling to reduce energy usage in non-peak hours.
•To reduce waste and promote a cleaner environment, EMG uses green cleaning supplies and kitchen products; recycles electronics, ink cartridges, and packaging; provides recycling containers to employees; and uses water coolers.
•EMG also attempts to reduce the number of single use cups and plastic water bottles in its offices by providing reusable bottles and cups.
Social
Human Capital
Behind our success is EMG's most notable asset, its employees. To foster the health and well-being of EMG's employees and their families, EMG's full-time employees have access to robust health and wellness programs. EMG employee benefits include:
•EMG bears the majority of the cost of medical, prescription, dental, life, and a variety of long- and short-term disability insurance policies;
•Paid time off;
•Paid parental leave;
•Gym subsidies;
•In-office flu shot clinics; and
•401(k) plan.
To attract and retain talent, EMG supports the professional development of its employees with a variety of opportunities for personal growth through training, education support, mentorship programs, and internships, including:
•Professional training includes a lunch and learn series and reimbursement for continuing professional education;
•All employees participate in mid-year and/or annual performance reviews; and
•Approximately 15% of open positions were filled internally in 2023; the average tenure of EMG employees is over seven years.
EMG also supports professional development through affinity groups, such as a women’s networking group.
EMG is committed to enhancing gender, racial, and ethnic diversity throughout the organization, as stated in its Diversity and Inclusion Policy, and has engaged a women-owned recruiting firm focused exclusively on women and minority recruiting on college campuses. At the EFC Board level, two of our five director nominees are gender and/or racially diverse.

Investment Strategies
We invest in a diverse array of financial assets. As part of our investment strategy, we are a provider of capital to the U.S. housing market, enhancing liquidity in the residential real estate mortgage market and, in turn, facilitating home ownership and stability within communities. Our portfolio includes “non-QM” loans, which are loans that do not qualify as “qualified mortgages” under the rules of the Consumer Financial Protection Bureau. Many non-QM loans are made to creditworthy borrowers who cannot provide traditional documentation for income, such as borrowers who are self-employed, and, therefore, non-QM loans are often their only option to obtain credit.
Charitable Activity
EMG and senior members of management contribute to numerous charitable causes. EMG also supports employee charitable contributions with a matching gift program, hosting food drives, and other community events. In addition, Longbridge provides donations to a number of charitable causes.
Governance
We are committed to strong alignment with our stakeholders in governance, ethics, and compliance. We operate under a Code of Business Conduct and Ethics, and all employees are required to undertake compliance training annually. We have an established Whistleblower Policy and hotline to encourage transparency and accountability. Further, our officers and directors, and partners and affiliates of EMG (including families and family trusts of the foregoing) owned approximately 5% of our outstanding common equity as of December 31, 2023, representing strong alignment with stockholders.
Our directors and officers and EMG personnel are not permitted to engage in short sales of our securities or derivative transactions involving our securities designed to hedge or offset any decrease in the market value of our securities.
EMG incorporates ESG values in its risk management function by, among other ways, providing transparency about risk exposures to stakeholders, including our directors, investors, senior management, and portfolio managers. It also fosters dialogue about emerging sources of risk and assumptions driving investment decisions.
For more information about our corporate governance practices, see "Corporate Governance" above.

DIRECTOR COMPENSATION
For the year ended December 31, 2023, our director compensation program consisted of an annual cash retainer of $95,000 for each of our non-employee directors. In addition, the Chairman of our Board and the Chairman of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board also received an additional annual cash retainer of $25,000, $20,000, $8,000 and $8,000, respectively, and members of our Board who serve on the board of directors of Longbridge also received an additional cash retainer of $20,000. Each of our non-employee directors is eligible to receive awards under our 2017 Equity Incentive Plan, or the "2017 Plan," and our director compensation program has historically included awards under the 2017 Plan of LTIP Units of Ellington Financial Operating Partnership LLC, our operating partnership subsidiary (the "Operating Partnership" and such LTIP Units, the "OP LTIP Units") that vest over a one-year period subject to the director’s continued service on the Board. In 2023, each non-employee director received an award of OP LTIP Units with a grant date value of approximately $100,000. Subject to certain forfeiture provisions, OP LTIP Units may be converted, at the election of the holder or at any time at our election, into common units ("OP Units") of the Operating Partnership on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at the Company's election.
We reimburse our directors for their travel expenses incurred in connection with their attendance at full Board and committee meetings as well as the Annual Meeting of Stockholders and certain director education events.
Compensation of Our Directors in 2023
The table below describes the compensation earned by our directors during the fiscal year ended December 31, 2023. Any member of the Board who is also an employee of our Manager, EMG or their respective affiliates does not receive additional compensation for their service on the Board.

Name	Fees Earned or Paid in Cash	OP LTIP Unit Awards (1)	All Other Compensation(2)	Total Compensation
Ronald I. Simon, Ph.D.	$160,000	$100,000	$8,369	$268,369
Edward Resendez	123,000	100,000	8,369	231,369
Lisa Mumford	95,000	100,000	8,369	203,369
Stephen Dannhauser	103,000	100,000	8,369	211,369
(1)Represents the aggregate grant date fair value of 7,657 OP LTIP Units granted to each non-employee director on December 14, 2023 pursuant to the 2017 Plan. The aggregate grant date fair value was calculated in accordance with the Financial Accounting Standards Board's, or "FASB," Accounting Standards Codification, or "ASC," Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant and disregarding estimated forfeitures. See “Note 2—Significant Accounting Policies” of the notes to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for additional information regarding the assumptions underlying such calculation. These awards will vest in full on September 13, 2024, subject to the non-employee directors’ continued service on the Board through such date. Other than such OP LTIP Units, none of our non-employee directors were granted any stock or option awards during the fiscal year ended December 31, 2023.
(2)Amounts reported in this column reflect dividends paid on unvested OP LTIP Units held by our non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Each of our directors and director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. The Nominating and Corporate Governance Committee generally reviews any past or proposed transactions between our Company and related persons (as such term is defined in Item 404 of Regulation S-K). If we believe a transaction is significant to us and raises particular conflict of interest issues, the Nominating and Corporate Governance Committee will discuss the matter with legal or other appropriate counsel to evaluate and approve the transaction.
Transactions Effected by EMG and its Affiliates in Respect of Our Portfolio
Mr. Vranos, our Co-Chief Investment Officer, Mr. Penn, our Chief Executive Officer, President and Director, Mark Tecotzky, our Co-Chief Investment Officer, and Daniel Margolis, our General Counsel, each also serves as an officer of EMG. We may from time to time enter into certain "related party transactions" with EMG and its affiliates including, subject to certain conditions and limitations, cross transactions, principal transactions and the purchase of securities in other accounts of EMG which are described in the written management agreement with our Manager.
•Cross Transactions—defined as transactions between us or one of our subsidiaries, on the one hand, and an account (other than us or one of our subsidiaries) managed by EMG or our Manager, on the other hand. It is EMG policy to engage in a cross transaction only when the transaction is in the best interests of, and is consistent with the objectives and policies of, both accounts involved in the transaction. EMG or our Manager may enter into cross transactions where it acts both on our behalf and on behalf of the other party to the transaction. Upon written notice to our Manager, we may at any time revoke our consent to our Manager's executing cross transactions. Additionally, unless approved in advance by a majority of our independent directors or pursuant to and in accordance with a policy that has been approved by a majority of our independent directors, all cross transactions must be effected at the then-prevailing market prices. Pursuant to our Manager's current policies and procedures, assets for which there are no readily observable market prices may be purchased or sold in cross transactions (1) at prices based upon third party bids received through auction, (2) at the average of the highest bid and lowest offer quoted by third party dealers, or (3) according to another pricing methodology approved by our Manager's Chief Compliance Officer.
•Principal Transactions—defined as transactions between EMG or our Manager (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families), on the one hand, and us or one of our subsidiaries, on the other hand. Certain cross transactions may also be considered principal transactions whenever our Manager, EMG (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families) have a substantial ownership interest in one of the transacting parties. Our Manager is only authorized to execute principal transactions with the prior approval of a majority of our independent directors and in accordance with applicable law. Such prior approval includes approval of the pricing methodology to be used, including with respect to assets for which there are no readily observable market prices.
•Investment in other EMG accounts—pursuant to the management agreement, if we invest at issuance in the equity of any collateralized debt obligation, or "CDO," that is managed, structured or originated by EMG or one of its affiliates, or if we invest in any other investment fund or other investment for which EMG or one of its affiliates receives management, origination or structuring fees, then, unless agreed otherwise by a majority of our independent directors, the base management and incentive fees payable by us to our Manager will be reduced by (or our Manager will otherwise rebate to us) an amount equal to the applicable portion (as described in the management agreement) of any such management, origination or structuring fees.
•Split price executions—pursuant to the management agreement, our Manager is authorized to combine purchase or sale orders on our behalf together with orders for other accounts managed by EMG, our Manager or their affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts.
Management Agreement
We entered into a management agreement with our Manager upon our inception in August 2007, pursuant to which our Manager provides for the day-to-day management of our operations. Mr. Vranos, our Co-Chief Investment Officer, Mr. Penn, our Chief Executive Officer, President and Director, Mark Tecotzky, our Co-Chief Investment Officer, JR Herlihy, our Chief Financial Officer, Christopher Smernoff, our Chief Accounting Officer, and Daniel Margolis, our General Counsel, each also serves as an officer of our Manager. The management agreement, as amended, requires our Manager to manage our assets, operations and affairs in conformity with the policies and the investment guidelines that are approved and monitored by our

Board of Directors. A description of the material terms of the management agreement is included in "Item 1. Business—Management Agreement" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Base Management Fees
Under the management agreement, we pay our Manager a base management fee quarterly in arrears in an amount equal to 1.50% per annum of the equity of the Operating Partnership (calculated in accordance with U.S Generally Accepted Accounting Principles, or "U.S. GAAP," as of the end of each fiscal quarter (before deductions for base management and incentive fees payable with respect to such fiscal quarter)), provided that the equity of the Operating Partnership is adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors, and approval by a majority of our independent directors in the case of non-cash charges.
Total base management fees incurred for the year ended December 31, 2023 were $20.4 million as compared to $16.8 million for the year ended December 31, 2022. These amounts are net of fee rebates of $0.5 million and $1.6 million, respectively.
Incentive Fees
In addition to the base management fee, with respect to each fiscal quarter we pay our Manager an incentive fee equal to the excess, if any, of (i) the product of (A) 25% and (B) the excess of (1) our Adjusted Net Income (described below) for the Incentive Calculation Period (which means such fiscal quarter and the immediately preceding three fiscal quarters) over (2) the sum of the Hurdle Amounts (described below) for the Incentive Calculation Period, over (ii) the sum of the incentive fees already paid or payable for each fiscal quarter in the Incentive Calculation Period preceding such fiscal quarter.
For purposes of calculating the incentive fee, "Adjusted Net Income" for the Incentive Calculation Period means the net increase/(decrease) in equity resulting from operations of the Operating Partnership (or such equivalent U.S. GAAP measure based on the basis of presentation of our consolidated financial statements), after all base management fees but before any incentive fees for such period, and excluding any non-cash equity compensation expenses for such period, as reduced by any Loss Carryforward (as described below) as of the end of the fiscal quarter preceding the Incentive Calculation Period. Adjusted Net Income will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.
For purposes of calculating the incentive fee, the "Loss Carryforward" as of the end of any fiscal quarter is calculated by determining the excess, if any, of (1) the Loss Carryforward as of the end of the immediately preceding fiscal quarter over (2) the net increase in equity resulting from operations of the Operating Partnership (expressed as a positive number) or the net decrease in equity resulting from operations of the Operating Partnership (expressed as a negative number) for such fiscal quarter (or such equivalent U.S. GAAP measures as may be appropriate depending on the basis of presentation of our consolidated financial statements), as the case may be, calculated in accordance with U.S. GAAP, adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. As of December 31, 2023 and 2022, there was a Loss Carryforward of $22.1 million and $85.0 million, respectively.
For purposes of calculating the incentive fee, the "Hurdle Amount" means, with respect to any fiscal quarter, the product of (i) one-fourth of the greater of (A) 9% and (B) 3% plus the 10-year U.S. Treasury rate for such fiscal quarter, (ii) the sum of (A) the weighted average gross proceeds per share of all common share and OP Unit issuances since our inception and up to the end of such fiscal quarter, with each issuance weighted by both the number of shares and OP Units issued in such issuance and the number of days that such issued shares and OP Units were outstanding during such fiscal quarter, using a first-in first-out basis of accounting (i.e., attributing any share and OP Unit repurchases to the earliest issuances first) and (B) the result obtained by dividing (I) retained earnings attributable to common shares and OP Units at the beginning of such fiscal quarter by (II) the average number of Common Shares and OP Units outstanding for each day during such fiscal quarter, and (iii) the sum of (x) the average number of Common Shares and long term incentive plan units, or "LTIP Units," outstanding for each day during such fiscal quarter and (y) the average number of OP Units and OP LTIP Units outstanding for each day during such fiscal quarter. For purposes of determining the Hurdle Amount, issuances of Common Shares, OP LTIP Units and OP Units (a) as equity incentive awards, (b) to the Manager as part of its base management fee or incentive fee and (c) to the Manager or any of its affiliates in privately negotiated transactions, are excluded from the calculation. The payment of the incentive fee will be in a combination of Common Shares and cash, provided that at least 10% of any quarterly payment will be made in Common Shares.
We did not incur any incentive fee for the years ended December 31, 2023 and 2022.

Compensation of Directors
Directors that also serve as EMG officers do not receive compensation for serving on our Board. For information regarding the compensation of our directors, see "Director Compensation" above.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Delaware law and pay such persons' expenses in defending any civil or criminal proceedings in advance of final disposition of such proceeding.
Administrative Fees
We participate in certain investments and transactions, including securitizations, for which EMG or certain of its affiliates, serve as the administrator or in a similar administrative role and are paid a monthly or less frequent fee for such services. For these types of services during each of the years ended December 31, 2023 and 2022, the portion of the fees paid to EMG or its affiliates attributable to us, and either paid directly by us or by the entities involved in the investment or transaction, were approximately $0.1 million.
As of December 31, 2023, none of Messrs. Vranos, Penn, or Tecotzky, who are also partners of EMG, had a direct or indirect material interest in these fees.

EXECUTIVE OFFICERS

Name and Position With Our Company	Age	Background Summary
Laurence E. Penn Chief Executive Officer, President & Director	62	See "Proposal 1: Election of Directors—Information Regarding the Nominees."

Michael W. Vranos Co-Chief Investment Officer	62	Mr. Vranos has been our Co-Chief Investment Officer since June 2009 and served as a member of our Board of Directors from our inception in 2007 until August 2018. From our inception in 2007 until October 2009, Mr. Vranos served as our Chairman and is also the Chief Executive Officer and President of our Manager. Mr. Vranos also serves as Co-Chief Investment Officer and as a member of the Board of Trustees of EARN. Mr. Vranos is also the founder and Chief Executive Officer of EMG, which he founded in December of 1994 to capitalize on distressed conditions in the mortgage-backed securities, or "MBS," derivatives market. Until December 1994, he was the Senior Managing Director of Kidder Peabody, in charge of residential mortgage-backed securities, or "RMBS," trading. Mr. Vranos graduated magna cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University.

Mark Tecotzky Co-Chief Investment Officer	62	Mr. Tecotzky has been our Co-Chief Investment Officer since March 2008, the Co-Chief Investment Officer of EARN since October 2012, and serves as the Co-Chief Investment Officer of our Manager. Mr. Tecotzky is also Vice Chairman—Co-Head of Credit Strategies of EMG, and head portfolio manager for all MBS/ABS credit. Prior to joining EMG in July 2006, Mr. Tecotzky was the senior trader in the mortgage department at Credit Suisse. He developed and launched several of its securitization vehicles, including hybrid adjustable-rate mortgages, or "ARMs," and second liens, and subsequently ran its hybrid ARM business, including conduit pricing, servicing sales, monthly securitization, trading of Agency/non-Agency hybrids of all ratings categories, and managing and hedging the residual portfolio. Prior to joining Credit Suisse, Mr. Tecotzky worked with Mr. Vranos and many of the other EMG principals at Kidder Peabody, and traded Agency and non-Agency pass-throughs and structured CMOs as a Managing Director. Mr. Tecotzky holds a B.S. from Yale University and received a National Science Foundation fellowship to study at MIT.

JR Herlihy Chief Financial Officer	42	Mr. Herlihy joined EMG in April 2011 and has been our Chief Financial Officer since April 2018 and our Treasurer since May 2017. In addition, Mr. Herlihy has also been the Chief Operating Officer of EARN since April 2018 and its Treasurer since May 2017. Mr. Herlihy is also a Managing Director at EMG, where he has served in various capacities, including serving as Co-Chief Investment Officer of Ellington Housing Inc. ("EHR"), a real estate investment trust that was focused on single- and multi-family residential real estate assets, from EHR's inception in September 2012 through December 2016. Mr. Herlihy also served as EHR's Interim Chief Financial Officer from March 2015 through January 2016. Prior to April 2011, Mr. Herlihy held various positions in the real estate industry, including at the real estate private equity firm GTIS Partners LP, Capmark Financial Group (formerly GMAC Commercial Mortgage), and Jones Lang LaSalle. Mr. Herlihy earned a B.A. in Economics and History from Dartmouth College, summa cum laude and Phi Beta Kappa.

Christopher Smernoff Chief Accounting Officer	47	Mr. Smernoff joined Ellington in January 2007 and has served as our Chief Accounting Officer since April 2018. Mr. Smernoff also served as our Controller from February 2010 until April 2018. Mr. Smernoff is responsible for managing all aspects of our finance and accounting operations. In addition, Mr. Smernoff has served as the Chief Financial Officer of EARN since April 2018. Prior to that Mr. Smernoff served as EARN's controller since April 2013. From January 2007 through February 2010, Mr. Smernoff was an Assistant Controller for various private entities managed by EMG. Prior to January 2007, Mr. Smernoff was employed as a manager in the assurance practice of PricewaterhouseCoopers LLP, where he was primarily focused on providing audit and accounting services to a variety of clients in the investment management industry. Mr. Smernoff is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting and Finance from Boston College.

Daniel Margolis General Counsel	50	Mr. Margolis has been our General Counsel since August 2013 and also served as our Secretary from July 2010 to August 2013. Mr. Margolis has also served as General Counsel of EMG since July 2010 and of EARN since April 2013. He is responsible for advising EMG on all legal, regulatory, compliance, documentation, and litigation matters. Prior to joining EMG, Mr. Margolis was a Partner at Pillsbury, Winthrop, Shaw, Pittman LLP from 2007 to 2010 and before that was a Junior Partner at Wilmer, Cutler, Pickering, Hale and Dorr LLP from 2004 to 2007. In both positions, Mr. Margolis represented corporations and individuals, including financial services organizations, in criminal and regulatory investigations and in complex civil litigation. From 2000 to 2004, he served as an Assistant United States Attorney in the United States Attorney's Office for the Southern District of New York where he prosecuted a variety of white collar crimes including securities fraud, investment fraud, tax fraud, and money laundering. In 2004, he received the John Marshall Award, the Department of Justice's highest award for excellence in legal performance. He has a J.D. from New York University Law School, where he graduated cum laude, and a B.A. from Binghamton University where he graduated magna cum laude with highest honors in Political Science and was a member of Phi Beta Kappa.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.
Submitted by the Compensation Committee of the Board:
Edward Resendez, Chair
Ronald I. Simon, Ph.D.
Stephen J. Dannhauser
Lisa Mumford
COMPENSATION DISCUSSION AND ANALYSIS
The following individuals were our named executive officers ("NEOs") for the year ended December 31, 2023:
•Laurence E. Penn, our Chief Executive Officer and President;
•Michael W. Vranos, our Co-Chief Investment Officer;
•Mark Tecotzky, our Co-Chief Investment Officer;
•JR Herlihy, our Chief Financial Officer; and
•Christopher Smernoff, our Chief Accounting Officer.
As an externally managed company, none of our NEOs are employees of the Company. In fact, other than Longbridge’s employees (of which there were over 400 as of December 31, 2023), who are solely focused on Longbridge’s operations, we do not have any employees, and we are managed by our Manager, pursuant to our management agreement. Our NEOs are employed by affiliates of our Manager, and our Manager provides them to us pursuant to our management agreement. Except as set forth below, because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers do not receive cash compensation from us for serving as our executive officers, and we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers.
We do not currently have any agreements with any of our executive officers regarding their cash compensation and we do not intend to enter into any such agreement or pay any cash compensation directly to them. Additionally, our management agreement does not require that our NEOs devote a specific percentage of their time to our business. Notwithstanding the foregoing, we are required by our management agreement to reimburse our Manager for the costs of the wages (including bonuses), salaries, and benefits incurred by our Manager or EMG with respect to our Chief Financial Officer and our Chief Accounting Officer (together, the "Compensated NEOs"), in each case, based on the estimated percentage of their time spent on our affairs and subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses directly to our NEOs and make incentive equity awards to our NEOs in amounts that are subject to approval by our Compensation Committee. We did not in 2023 and have not historically provided annual cash bonuses directly to our NEOs.
EMG’s compensation program for our Compensated NEOs is principally comprised of the following elements of compensation, which compensate the NEOs not only for their service to our business, but also to other interests of our Manager: (i) a base salary, (ii) an annual discretionary cash bonus award tied to the performance of the NEO and the applicable business functions for which the NEO is primarily responsible, and (iii) participation in various employee benefit plans and programs.
We do not reimburse EMG for any of the compensation paid to our NEOs excluding our Compensated NEOs (the "Non-Reimbursed NEOs"), but rather EMG compensates the Non-Reimbursed NEOs out of its overall revenue stream, including the management fees that we pay to our Manager. Our management agreement does not require that any specified amount or percentage of the management fees that we pay to the Manager be allocated to our Non-Reimbursed NEOs. Based on discussions with our Manager and EMG, we estimate that our Non-Reimbursed NEOs received no compensation for 2023 that is associated with the $20.4 million in management fees, net of fee rebates, that we paid to the Manager for 2023. Rather, the entire amount of such management fees was used to compensate employees of EMG other than the Non-Reimbursed NEOs.
Neither EMG nor we employ fixed performance metrics or contractual formulas in determining discretionary compensation, but instead take into account factors such as the officer's position, the officer's contribution to our company and/or to EMG's businesses, the performance of our company and/or EMG, market practices, reviews by the officer's superiors, compensation provided to similar employees of similarly situated companies, and, with respect to the Compensated NEOs (Mr. Herlihy and Mr. Smernoff) whose compensation is only partially reimbursed by us, the compensation they receive from other sources (such as, for Mr. Herlihy and Mr. Smernoff, from EARN for their services as Chief Operating Officer and Chief Financial Officer, respectively), and the estimated percentage of their time spent managing our affairs.
Process for Setting Compensated NEO Compensation
Our Chief Executive Officer/President and our Co-Chief Investment Officer make recommendations to the Compensation Committee with respect to the performance of our Compensated NEOs and the appropriate compensation amount for such executives. The Compensation Committee considers the recommendations of the Chief Executive Officer/President and the Co-Chief Investment Officer but makes the ultimate determination as to the appropriateness of their compensation.
Our Chief Executive Officer/President and our Co-Chief Investment Officer first present to the Compensation Committee their recommendations for the aggregate total compensation to be paid to our Compensated NEOs, along with a breakdown of the amount of such compensation for which we would be responsible. When determining such recommendations, our Chief Executive Officer/President and our Co-Chief Investment Officer consider the overall scope of the responsibilities of our Compensated NEOs, including their leadership, management and technical expertise, how we met our operating and financial goals for the subject year; our growth potential and our retention needs; as well as the market environment, using data and analysis of compensation for similar employees of similarly situated companies. Our Compensation Committee considers these factors when determining its recommendation, which it then discusses and presents to the Board.
At our 2023 annual meeting of stockholders (the "2023 Annual Meeting"), we provided our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs, as disclosed in our proxy statement for the 2023 Annual Meeting. Approximately 87% of the votes cast at the 2023 Annual Meeting voted to approve our executive compensation. The Compensation Committee reviewed the results of this advisory say-on-pay vote and considered such results when assessing the amount of compensation to reimburse our Manager for each of our Compensated NEOs and when determining whether to provide the Compensated NEOs any additional incentive compensation in 2023. At our 2023 Annual Meeting, we provided our stockholders with the opportunity to indicate whether we should hold an advisory vote on our NEOs' compensation every one, two, or three years. Based on the preference expressed by our stockholders, as well as other factors, our Board decided to conduct an advisory vote on executive compensation annually. In light of the most recent stockholder advisory vote on executive compensation, the Compensation Committee believes stockholders support the Company's approach and actions with respect to compensation policies and decisions for the Compensated NEOs.
The Compensation Committee may form and delegate authority to subcommittees comprised entirely of independent directors or its chair when appropriate. Our Compensation Committee did not utilize a compensation consultant for purposes of determining or recommending the amount or form of executive or director compensation. Executive officers are not present when discussions and determinations concerning their own compensation take place at Compensation Committee meetings.
In 2024, we expect to follow a substantially similar process in determining the reimbursement of EMG's compensation for our Compensated NEOs.
Objectives of the Company's Compensation Programs for the Compensated NEOs
The Company's compensation program for the Compensated NEOs is designed to:
•retain and motivate our Compensated NEOs by providing fair compensation;
•encourage share ownership by providing a portion of compensation through OP LTIP Units; and
•align management incentives with the long-term interests of our stockholders.
Elements of Compensation for the Compensated NEOs
The components of the compensation program for our Compensated NEOs in 2023, 2022, and 2021 are (i) base salary paid by EMG and reimbursed in part by us, (ii) a discretionary cash bonus paid by EMG and reimbursed in part by us, and (iii) an OP LTIP Unit award granted by us. We are required to reimburse EMG for the portion of the base salary and any discretionary cash bonus of the Compensated NEOs that is allocated to us based on the estimated percentage of their time spent managing our affairs, subject to the approval of the amount of such reimbursement by our Compensation Committee. While we have the discretion to provide annual cash bonuses directly to our NEOs, we did not approve any such bonuses for 2023 and have not historically provided such bonuses.

Base Salary
Each of our Compensated NEOs is an employee of EMG. Under the terms of their respective employment arrangements with EMG, Mr. Herlihy earned an annual base salary in 2023 of $300,000, and Mr. Smernoff earned an annual base salary of $270,000. In determining whether the amount of each Compensated NEO's base salary for 2023 was reasonable and appropriate, our Compensation Committee considered primarily each Compensated NEO's duties and responsibilities, the performance of our Company, and each Compensated NEO's performance based on both the members of the Compensation Committee's own observations as well as the members of our Audit Committee and Board and the assessment and recommendation of our Chief Executive Officer/President and our Co-Chief Investment Officer (which takes into account such officers' review of the compensation provided to similar employees of similarly situated companies).
For 2024, we expect our Compensation Committee to take into account substantially similar criteria in determining whether the amount of each Compensated NEO's base salary is reasonable and appropriate.
Discretionary Cash Bonus and OP LTIP Unit Award
In addition, our Compensation Committee approved on December 14, 2023, an incentive cash bonus to Mr. Herlihy of $518,750 to be paid by EMG and reimbursed by us and subject to deferral of approximately 36% of such cash bonus until December 31, 2024, and an award of 23,833 OP LTIP Units under our 2017 Plan. The deferred portion of Mr. Herlihy's cash bonus requires continued employment by EMG and is subject to forfeiture through December 31, 2024. Of the OP LTIP Units awarded to Mr. Herlihy in December 2023, 11,917 OP LTIP Units are subject to forfeiture restrictions that will lapse on December 14, 2024 and the remaining 11,916 OP LTIP Units are subject to forfeiture restrictions that will lapse on December 14, 2025.
The Compensation Committee also approved on December 14, 2023, an incentive cash bonus to Mr. Smernoff of $264,338 to be paid by EMG and reimbursed by us and subject to deferral of approximately 27% of such cash bonus until December 31, 2024, and an award of 11,245 OP LTIP Units under our 2017 Plan. The deferred portion of Mr. Smernoff's cash bonus requires continued employment by EMG and is subject to forfeiture through December 31, 2024. Of the OP LTIP Units awarded to Mr. Smernoff in December 2023, 5,623 OP LTIP Units are subject to forfeiture restrictions that will lapse on December 14, 2024 and the remaining 5,622 OP LTIP Units are subject to forfeiture restrictions that will lapse on December 14, 2025.
In determining whether the amount of each Compensated NEO's bonus for 2023, for which we are responsible for our allocable portion, was reasonable and appropriate for reimbursement by our Company and whether to approve their OP LTIP Unit award, our Compensation Committee considered primarily each Compensated NEO's performance, based both on their own observations as members of our Audit Committee and Board and on the assessments and recommendations of our Chief Executive Officer/President and our Co-Chief Investment Officer (which take into account such officers' review of information relating to the compensation provided to similar employees of similarly situated companies), the performance of our Company, the compensation that each of the Compensated NEOs receives for service as an executive officer of EARN, and the estimated percentage of their time and efforts managing our affairs. Our Compensation Committee also considered the total compensation that each Compensated NEO would earn for 2023 (including compensation received for service as an executive officer of EARN) and whether the amount seemed reasonable and appropriate based on their personal experience and knowledge regarding executive compensation. Taking all of these factors into account, our Compensation Committee determined that a $518,750 cash bonus and an award of 23,833 OP LTIP Units was reasonable and appropriate for Mr. Herlihy and that a $264,338 cash bonus and an award of 11,245 OP LTIP Units was reasonable and appropriate for Mr. Smernoff.
Mr. Herlihy and Mr. Smernoff are entitled to receive dividends and distributions that become payable on all of their OP LTIP Units, whether they are vested or not. Cash dividends are paid on the OP LTIP Units at the same rate as is paid to all common stockholders. In 2023, dividends paid with respect to the Compensated NEOs' LTIP Units, were $1.86 per OP LTIP Unit.
For 2024, we expect that our Compensation Committee will take into account substantially similar criteria in determining whether the amount of each Compensated NEO's bonuses, for which we will be responsible for our allocable portion, is reasonable and appropriate for reimbursement by our Company and whether to approve an OP LTIP Unit award for them.

EXECUTIVE COMPENSATION INFORMATION
The following tables and related footnotes should be read in conjunction with the "Compensation Discussion and Analysis" above. As noted in the "Compensation Discussion and Analysis" above, as an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we reimburse our Manager for the costs of the wages, salaries, and benefits incurred by our Manager or EMG with respect to our Chief Financial Officer and our Chief Accounting Officer, based on the estimated percentage of their time and efforts spent on our affairs and subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses and make incentive equity awards directly to our Chief Financial Officer and our Chief Accounting Officer in amounts that are subject to approval by our Compensation Committee. Mr. Herlihy also serves as the Chief Operating Officer of EARN, an entity that is externally managed by an affiliate of EMG and Mr. Smernoff also serves as the Chief Financial Officer of EARN. All of our NEOs, including our Chief Financial Officer and our Chief Accounting Officer, are partially dedicated, which means they only spend a portion of their time on the affairs of the Company.
Summary Compensation Table
The following table sets forth the compensation paid to the Compensated NEOs for services they rendered to us during the fiscal years presented. NEOs who did not receive any compensation for their services rendered to us in the fiscal years presented have been omitted from the table.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation(4)	Total
JR Herlihy Chief Financial Officer	2023	$249,000	$434,595	$311,259	$57,666	$1,052,520
	2022	225,729	294,650	266,781	57,231	844,391
	2021	225,500	266,500	369,000	40,694	901,694
Christopher Smernoff Chief Accounting Officer	2023	226,575	224,019	146,860	26,418	623,872
	2022	204,167	187,571	127,407	25,889	545,034
	2021	202,292	159,406	156,169	21,737	539,604
(1)Reflects the portion of the executive officer's salary that we were required to reimburse to the Manager.
(2)Reflects the portion of the executive officer's bonuses that were earned in 2023 and that we are required to reimburse to the Manager. Messrs. Herlihy and Smernoff earned the remainder of their deferred 2022 cash bonuses ($103,424 for Mr. Herlihy and $31,850 for Mr. Smernoff) on December 31, 2023. Approximately 36% of Mr. Herlihy's and approximately 27% of Mr. Smernoff's 2023 cash bonus ($187,580 for Mr. Herlihy and $72,168 for Mr. Smernoff) will not be earned until December 31, 2024 and in accordance with SEC rules has not been included in this table.
(3)Represents the aggregate grant date fair value of OP LTIP Units granted to our NEOs pursuant to the 2017 Plan. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant and disregarding estimated forfeitures. See "Note 2—Significant Accounting Policies" to the notes to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for additional information regarding the assumptions underlying such calculation.
(4)Amounts reflect dividends paid to the executive officers in respect of their unvested OP LTIP Units in each respective year.
Grants of Plan-Based Awards for Fiscal 2023
The following table presents information regarding plan-based awards to our NEOs during the fiscal year ended December 31, 2023. NEOs who did not receive any plan-based awards during the fiscal year ended December 31, 2023 have been omitted from the table.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards (1) ($)
JR Herlihy	December 14, 2023	23,833	(2)	311,259
Christopher Smernoff	December 14, 2023	11,245	(3)	146,860
(1)The aggregate grant date fair value is determined using the closing price for our Common Shares on the NYSE of $13.06 on December 14, 2023, the date of grant, in accordance with FASB ASC Topic 718.
(2)Represents OP LTIP Unit awards issued under the 2017 Plan, which are subject to forfeiture restrictions that lapse on December 14, 2024 with respect to 11,917 of the OP LTIP Units and on December 14, 2025 with respect to the remaining 11,916 OP LTIP Units. Subject to certain forfeiture provisions, the OP LTIP Units may be converted, at the election of the holder or at any time at our election, into OP Units on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at our election.
(3)Represents OP LTIP Unit awards issued under the 2017 Plan, which are subject to forfeiture restrictions that lapse on December 14, 2024 with respect to 5,623 of the OP LTIP Units and on December 14, 2025 with respect to the remaining 5,622 OP LTIP Units. Subject to certain forfeiture provisions, the OP LTIP Units may be converted, at the election of the holder or at any time at our election, into OP Units on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at our election.

Outstanding Equity Awards at Fiscal Year End
The following table lists the OP LTIP Units awarded to our NEOs that were unvested and outstanding as of December 31, 2023. NEOs who did not have any unvested OP LTIP Units as of December 31, 2023 have been omitted from the table. No discount has been taken to reflect risk of forfeiture or restrictions on transferability or conversion of OP LTIP Units.

	Stock Awards
Name	Number of OP LTIP Units That Have Not Vested	Market Value of OP LTIP Units That Have Not Vested (1) ($)
JR Herlihy(2)	33,787	429,433
Christopher Smernoff(3)	15,999	203,347
(1)Value is determined by multiplying the number of unvested OP LTIP Units by $12.71, the closing price for our Common Shares on the NYSE on December 29, 2023, the last trading day of the year.
(2)OP LTIP Units are subject to forfeiture prior to December 14, 2024 in the case of 11,917 OP LTIP Units, December 15, 2024 in the case of 9,954 OP LTIP Units, and December 14, 2025 in the case of 11,916 OP LTIP Units. Subject to the forfeiture provisions, OP LTIP Units, may be converted, at the election of the holder or at any time at our election, into OP Units on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at our election.
(3)OP LTIP Units are subject to forfeiture prior to December 14, 2024 in the case of 5,623 OP LTIP Units, December 15, 2024 in the case of 4,754 OP LTIP Units, and December 14, 2025 in the case of 5,622 OP LTIP Units. Subject to the forfeiture provisions, OP LTIP Units, may be converted, at the election of the holder or at any time at our election, into OP Units on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at our election.
Option Exercises and Equity Vested
The following table lists the LTIP Units previously awarded to our NEOs that vested during the year ended December 31, 2023. NEOs who did not have any OP LTIP Units that vested during the year ended December 31, 2023 have been omitted from the table.

Name	Vesting Date	Number of OP LTIP Units Vested(1)	Value Realized on Vesting (2) ($)
JR Herlihy	December 15, 2023	9,955	129,017
	December 16, 2023	11,094	143,778
Christopher Smernoff	December 15, 2023	4,754	61,612
	December 16, 2023	4,695	60,847
(1)The equity awards that vested during the 2023 fiscal year consisted of OP LTIP Units previously granted by us pursuant to our 2017 Plan and outstanding on January 1, 2023.
(2)The amounts reflected in this column represent the aggregate market value realized by each NEO upon vesting of the OP LTIP Units granted by us pursuant to our 2017 Plan and held by such NEO, computed based on the closing price for our Common Shares on the applicable vesting date (or if the applicable vesting date was not a trading date, on the immediately preceding trading date).
Pension Benefits
Our Compensated NEOs received no benefits in the 2023 fiscal year from us under any defined benefit or defined contribution plans.
Non-Qualified Deferred Compensation
We do not have a non-qualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our Compensated NEOs.
Potential Payments Upon Termination or Change in Control
Since our NEOs are employees of EMG, we generally do not have any obligation to make any payments to any of our NEOs upon a termination of employment or upon a change in control.
Messrs. Herlihy and Smernoff are subject to standard employment contracts for the benefit of EMG. If either Messrs. Herlihy or Smernoff is terminated by EMG other than for “cause” or his voluntary resignation, the deferred portion of such executive officer's 2023 cash bonus ($187,580 for Mr. Herlihy and $72,168 for Mr. Smernoff) would continue to vest under the terms of their employment contract. For purposes of each such NEO’s employment contract with EMG, “cause” generally means the (i) material dishonesty, theft, or fraud connected with his/her employment, (ii) violence (or serious threat of violence) in the workplace, (iii) violation of law, rule, or regulation applicable to the business, (iv) conviction or a pleading of nolo contendere for a felony of any kind or for a misdemeanor involving dishonesty, fraud, or theft, (v) a violation of or deviation from any of the employer's rules and policies that could potentially expose the employer to substantial damages, (vi) refusal to carry out any duties reasonably assigned to them, (vii) the breach or failure to comply with any term, condition or provision of this their employment agreement or trade secret agreement, or (viii) any gross negligence, willful misconduct, gross misconduct, or gross malfeasance in the performance of his/her duties.
In addition, if Mr. Herlihy or Mr. Smernoff is terminated by EMG other than for "cause" or his voluntary resignation, or in the event of a “change in control”, the outstanding and unvested OP LTIP Units held by such executive officer would remain outstanding and continue to vest under the terms of their OP LTIP Unit award agreements. As of December 31, 2023, the number of OP LTIP Units granted by us pursuant to our 2017 Plan that are subject to these provisions are as follows: Mr. Herlihy (33,787) and Mr. Smernoff (15,999). For purposes of the OP LTIP Units, "cause" generally has the meaning set forth above for the employment contracts and “change in control” generally means the (i) acquisition of more than 50% of the Company’s Common Shares (subject to certain exceptions), (ii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction that requires the approval of the Company’s stockholders, unless following such transaction, the individuals who prior to such transaction owned at least 50% of the Common Shares continue to own at least 50% of the combined voting power of the resulting entity, no person owns more than 50% of the then outstanding voting securities, and at least a majority of the members of the Board prior to the transaction remain members of the Board following the transaction, or (iii) the complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2023 with respect to compensation plans under which our equity securities are authorized for issuance. We have no such plans that were not approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of our outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	748,955	(1)	N/A	1,143,743	(2)
(1)Represents outstanding OP LTIP Units, which are a separate class of limited liability company interests structured as profits interests. Subject to certain forfeiture provisions, the OP LTIP Units, may be converted, at the election of the holder or at any time at our election, into OP Units on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at our election. Of the 748,955 OP LTIP Units outstanding as of December 31, 2023, 37,850 were issued pursuant to our 2007 Incentive Plan for Individuals, 365,518 were issued pursuant to our 2007 Incentive Plan for Entities, and 345,587 were issued pursuant to our 2017 Plan.
(2)As of December 31, 2023, a total of 1,143,743 Common Shares and OP LTIP Units remain available for issuance under our 2017 Plan. In the event that an award granted under the 2017 Plan (including OP LTIP Units) expires, is forfeited, or is terminated without having been exercised or is paid in cash without a requirement for the delivery of Common Shares, then any Common Shares covered by such lapsed, canceled, expired, unexercised or cash-settled portion of such award and any forfeited, lapsed, canceled, or expired OP LTIP Units shall be available for the grant of other awards under the 2017 Plan. Common Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award will not be available for future grants or awards.
Pay Ratio Disclosure
Pay Ratio Disclosure Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K require disclosures pertaining to the relationship of annual total compensation of employees of the registrant and its principal executive officer. We do not pay or provide benefits nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates to our principal executive officer. Therefore we are unable to provide an estimate of the relationship of the median of the annual total compensation of our employees and the annual total compensation of our principal executive officer. Accordingly, the pay ratio disclosures are not applicable to us.

Pay Versus Performance Table
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and the Company’s financial performance for each of 2023, 2022, 2021, and 2020. The table below summarizes the (i) compensation values reported in the Summary Compensation Table for our principal executive officer ("PEO") and average for our other non-PEO NEOs as compared to the "Compensation Actually Paid," calculated pursuant to the applicable rules and (ii) Company’s financial performance for the years ended December 31, 2023, 2022, 2021, and 2020. The below table does not include a "Company-Selected Measure" because the Compensation Actually Paid to our NEOs is not determined by reference to any specific financial metric.

			Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)			Total Stockholder Return(3)	Peer Group Total Stockholder Return(3)(4)	Net Income (Loss)(5)
							(In thousands)
2023	$—	$—	$419,098	$421,776	$109.94	$79.79	$87,898
2022	—	—	347,356	288,634	93.05	69.27	(70,869)
2021	—	—	360,325	383,819	113.92	94.05	140,556
2020	—	—	311,499	284,367	90.17	81.38	28,377
(1)For each of the years included above, the PEO was Laurence E. Penn and the non-PEO NEOs were JR Herlihy, Christopher Smernoff, Michael W. Vranos, and Mark Tecotzky. As reflected in the Summary Compensation Table and noted elsewhere in this proxy statement, because our management agreement provides that our Manager is responsible for managing our affairs, our NEOs do not receive any cash compensation from us or any of our subsidiaries for serving as our executive officers. However, we are required by our management agreement to reimburse our Manager or EMG for the allocable share of the salary and other compensation paid by our Manager or EMG to certain of our executive officers who dedicated all or a portion of such officer’s time to us, based on the estimated percentage of such officer's time spent on our affairs. For the years presented above, Mr. Herlihy, our Chief Financial Officer, and Mr. Smernoff, our Chief Accounting Officer, were the only NEOs for which we paid or reimbursed any portion of the compensation paid by our Manager or EMG.
(2)For details regarding how the amounts in this column are calculated, refer to the “Adjustments to Summary Compensation Tables to Determine Compensation Actually Paid" tables immediately below.
(3)Total Stockholder Return and Peer Group Total Stockholder Return assumes $100 invested at December 31, 2019 in common stock of the Company and the peer group, respectively, and the reinvestment of dividends.
(4)The peer group is the FTSE National Association of Real Estate Investment Trusts Mortgage REIT Index.
(5)Reflects the Company's net income (loss) prepared in accordance with GAAP for each of the years shown.
Compensation Actually Paid represents totals from the Summary Compensation Table above, adjusted for certain items as detailed in the following table for the years ended December 31, 2020, 2021, 2022, and 2023:

Adjustments to Summary Compensation Tables to Determine Compensation Actually Paid	2020	2021	2022	2023
Average for Non-PEO NEOs Summary Compensation Table—Total	$311,499	$360,325	$347,356	$419,098
Deduction of Average Amounts Reported under the "Stock Awards" column in the Summary Compensation Table	(111,244)	(131,294)	(98,547)	(114,530)
Add (Subtract):
Average of the year-end fair value of any equity awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	108,325	134,926	90,972	111,460
Average amount of change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year	(8,783)	8,211	(18,631)	1,250
For awards granted in prior years that vest in the covered fiscal year, the amount equal to the average change as of the vesting date (from the end of the prior fiscal year) in fair value	(15,430)	11,651	(32,516)	4,498
Total Equity Award Related Adjustments	(27,132)	23,494	(58,722)	2,678
Average Compensation Actually Paid—Total	$284,367	$383,819	$288,634	$421,776

The following graph illustrates the relationship between average Compensation Actually Paid to our non-PEO NEOs and the Company's cumulative total return on our Common Shares. The graph also provides a comparison of the Company's cumulative total stockholder return to the cumulative total stockholder return of the FTSE National Association of Real Estate Investment Trusts Mortgage REIT Index (the “Peer Group”). Cumulative total returns presented below assume a $100 investment on December 31, 2019 and the reinvestment of dividends for each year presented below. We did not include a graph illustrating the relationship between Compensation Actually Paid to our PEO and the Company's cumulative total return on our Common Shares because, as discussed elsewhere in this proxy statement, we have not compensated our PEO.

Comparison of Average Compensation Actually Paid to Total Shareholder Return and Peer Group Total Shareholder Return

Average Compensation Actually Paid to non-PEO NEOs (In thousands)
$450.0
$300.0
$150.0
$—
Value of Initial Fixed $100 Investment Based on Total Shareholder Return
$120.00
$100.00
$80.00
$60.00
2020
2021
2022
2023
$284.4
$383.8
$288.6
$421.8
$90.17
$113.92
$93.05
$109.94
$81.38
$94.05
$69.27
$79.79
Average Compensation Actually Paid to non-PEO NEOs (In thousands)
Total Shareholder Return—EFC
Total Shareholder Return—FTSE NAREIT MREIT

The following graph illustrates the relationship between average Compensation Actually Paid to our non-PEO NEOs and the Company's net income (loss) for each year presented below. We did not include a graph illustrating the relationship between Compensation Actually Paid to our PEO and the Company's net income (loss) because, as discussed elsewhere in this proxy statement, we have not compensated our PEO.

Comparison of Average Compensation Actually Paid to Net Income (Loss)
Average Compensation Actually Paid to non-PEO NEOs (In thousands)
Net Income (Loss) (In millions)
$480.0
$360.0
$240.0
$120.0
$—
$240.0
$120.0
$—
$(120.0)
$(240.0)
$284.4
$383.8
$288.6
$421.8
$28.4
$140.6
$(70.9)
$87.9
2020
2021
2022
2023
Average Compensation Paid to non-PEO NEOs (In thousands)
Net Income (Loss) (In millions)

Please see the "Compensation Discussion and Analysis" above for more information on how the Compensation Actually Paid to our Compensated NEOs is determined. Because the Compensation Actually Paid to our NEOs is not linked to any specific financial performance measures, we do not have a "Company-Selected Measure" and we do not have a tabular list of the most important financial metrics to disclose.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 1, 2024, certain ownership information with respect to our Common Shares for those persons known to us to be the beneficial owners of more than 5% of our outstanding Common Shares and all of our directors, each of the named executive officers and all of the directors and executive officers as a group. In accordance with SEC rules, each listed person's beneficial ownership includes:
•all Common Shares the investor actually owns beneficially or of record;
•all Common Shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and
•all Common Shares the investor has the right to acquire within 60 days after March 1, 2024 (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	Common Shares Beneficially Owned
Name and Address	Number	Percentage of Outstanding Common Shares(1)
5% Stockholders:
Blackrock, Inc.(2)	12,979,543	15.3%
The Vanguard Group, Inc.(3)	4,833,357	5.7%
Directors and Executive Officers:(4)
Michael W. Vranos(5)	3,380,825	4.0%
Ronald I. Simon, Ph.D(6)	49,223	*
Edward Resendez(7)	43,634	*
Laurence E. Penn(8)	613,694	*
Lisa Mumford(9)	63,540	*
Stephen J. Dannhauser(10)	10,265	*
JR Herlihy(11)	74,721	*
Christopher Smernoff(12)	51,166	*
All executive officers and directors as a group (10 persons)(13)	3,784,151	4.4%
* Denotes beneficial ownership of less than 1% of our Common Shares.
(1)Based on an aggregate amount of 85,064,213 Common Shares issued and outstanding as of March 1, 2024. Assumes that all OP LTIP Units and OP Units beneficially owned by a person are exercised for Common Shares. The total number of shares outstanding used in calculating this percentage assumes that none of the OP LTIP Units or OP Units beneficially owned by other persons are exercised for Common Shares.
(2)Derived from a Schedule 13G/A filed with the SEC on January 22, 2024 by BlackRock, Inc. as a parent holding company or control person of certain named funds (“BlackRock”). The address for BlackRock is 50 Hudson Yards, New York, NY 10001. BlackRock is the beneficial owner of 12,979,543 shares and has the sole power to dispose or direct the disposition of 12,979,543 of such shares and sole power to vote or direct the vote of 12,830,848 of such shares.
(3)Derived from a Schedule 13G/A filed with the SEC on February 13, 2024. The address for The Vanguard Group, Inc., or "Vanguard," is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard is the beneficial owner of 4,833,357 shares and has the sole power to dispose or direct the disposition of 4,722,363 shares, shared dispositive power over 110,994 shares, and shared voting power over 47,548 shares.
(4)The address for all officers and directors is Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, CT 06870.
(5)Includes Common Shares beneficially owned by EMG Holdings, L.P., or "EMGH," EFM, VC Investments LLC, or "VC," and Mr. Vranos. Mr. Vranos has sole voting and dispositive power over 1,981,511 Common Shares. Mr. Vranos has shared voting and dispositive power over 1,399,314 Common Shares (including 319,241 OP LTIP Units and 28,521 OP Units). VC has shared voting and dispositive power over 1,313,662 Common Shares (including 319,241 OP LTIP Units and 28,521 OP Units). EMGH has shared voting and dispositive power of 1,313,662 Common Shares (including 319,241 OP LTIP Units and 28,521 OP Units). EFM has shared voting and dispositive power over 84,920 Common Shares. VC is the managing member of EFM and the general partner of EMGH. Mr. Vranos is the managing member of, and holds a controlling interest in VC. The address for each entity is 53 Forest Avenue, Old Greenwich, CT 06870.
(6)Dr. Simon and his spouse are beneficiaries of a trust that holds all of Dr. Simon's Common Shares.
(7)Consists of 41,134 OP LTIP Units and 2,500 Common Shares.
(8)Includes 469,372 Common Shares, which Mr. Penn may be deemed to beneficially own. These shares are held in an investment account at EMGH and are also included in the amounts disclosed for Mr. Vranos in footnote 5. Also includes 38,759 Common Shares that Mr. Penn has shared dispositive power over. These 38,759 Common Shares are also included in the amounts disclosed for Mr. Vranos in footnote 5.
(9)Consists of 63,540 Common Shares.
(10)Consists of 10,265 OP LTIP Units.
(11)Consists of 74,721 OP LTIP Units.
(12)Consists of 51,166 OP LTIP Units.
(13)Includes 496,527 OP LTIP Units and 28,521 OP Units.

AUDIT COMMITTEE REPORT
Each member of the Audit Committee is independent of our Company and management in accordance with the requirements of the NYSE listing standards, our Corporate Governance Guidelines and applicable SEC rules and regulations. Our Board has adopted, and annually reviews, the charter of the Audit Committee, which sets forth the Audit Committee's responsibilities and how it carries out those responsibilities.
The Audit Committee oversees our Company's financial reporting process on behalf of our Board, in accordance with the charter of the Audit Committee. Management is responsible for our Company's financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, PwC, is responsible for expressing an opinion on the conformity of our Company's audited financial statements with U.S. GAAP.
In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and PwC the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. In addition, we have evaluated and concluded the non-audit services provided by PwC to our Company comply with SEC independence rules.
Based on the reviews and discussions referred to above, prior to the filing of our Company's Annual Report on Form 10-K for the year ended December 31, 2023 with the SEC, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. GAAP, or that PwC is in fact "independent."
Submitted by the Audit Committee:
Ronald I. Simon, Ph.D, Chair
Edward Resendez
Stephen J. Dannhauser
Lisa Mumford

DELINQUENT 16(a) REPORTS
Our executive officers, directors, and persons owning more than 10% of a registered class of our equity securities are required to file reports under Section 16(a) of the Exchange Act regarding their holdings of, and transactions in, these securities. Based solely on our review of the reports filed during 2023 and representations from our executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors were timely met during 2023, with the exception of one late Form 4 filed by each of Ms. Mumford and Dr. Simon on December 18, 2023, related to the conversion of OP LTIP Units into OP Units received as compensation in 2023.

GENERAL INFORMATION
Stockholder Proposals
Stockholder proposals intended to be presented at the 2025 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 6, 2024 in order to be considered for inclusion in the Company's Proxy Statement relating to the 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, or "Rule 14a-8."
For a proposal of a stockholder, including a stockholder's proposal to nominate a candidate for election as a director, to be presented at the Company's 2025 Annual Meeting of Stockholders, other than a stockholder proposal included in the Company's Proxy Statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than November 6, 2024, and no later than 5:00 p.m., Eastern Time on December 6, 2024. If the 2025 Annual Meeting of Stockholders is scheduled to take place before April 17, 2025 or after July 16, 2025, then notice must be delivered no earlier than the 150th day prior to the 2025 Annual Meeting of Stockholders and not later than the later of 5:00 p.m., Eastern Time on the 120th day prior to the 2025 Annual Meeting of Stockholders or, if the first public announcement of the date of such annual meeting is less than 130 days prior to the date of such annual meeting, not later than the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made by the Company. Any such proposal should be mailed to: Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2025.
Householding of Proxy Statements and Annual Reports
The SEC rules allow for the delivery of a single copy of the Notice, and if applicable, the proxy materials, to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as "householding," will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks, or other nominees or fiduciaries that hold our Common Shares in "street" name for beneficial owners of our Common Shares and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank, or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank, or other nominee or fiduciary. You can also request prompt delivery of the proxy materials by contacting Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary, (203) 409-3585.
If you hold our Common Shares in your own name as a holder of record, householding will not apply to your Common Shares. Also, if you own our Common Shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice, and if applicable, more than one set of our proxy materials. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company's transfer agent, Equiniti Trust Company, LLC by telephone at (800) 937-5449 or in writing at Equiniti Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.
Additional Matters
The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.
Requests for Annual Report on Form 10-K
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the financial statements and the financial statement schedules, may be obtained at our website at www.ellingtonfinancial.com. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Secretary, Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870.

Ellington Financial

ELLINGTON FINANCIAL INC.
ATTN: SECRETARY
53 FOREST AVENUE
OLD GREENWICH, CT 06870

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 16, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EFC2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 16, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40511-P08669

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELLINGTON FINANCIAL INC.

The Board of Directors recommends you vote FOR ALL the director nominees listed in the following proposal:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stephen J. Dannhauser
02) Lisa Mumford
03) Laurence E. Penn
04) Edward Resendez
05) Ronald I. Simon, Ph.D.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. The approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
3. The ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐
4. The approval of an amendment to our Certificate of Incorporation to increase the total authorized number of shares of common stock for issuance from 200,000,000 to 300,000,000 shares with a corresponding increase in the total authorized number of shares from 300,000,000 to 400,000,000.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V40512-P08669

ELLINGTON FINANCIAL INC.
Annual Meeting of Stockholders
May 17, 2024 10:30 a.m. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Laurence E. Penn and Alaael-Deen Shilleh, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Ellington Financial Inc. to be held on Friday, May 17, 2024, at 10:30 a.m. Eastern Time via live webcast by visiting www.virtualshareholdermeeting.com/EFC2024, and at any adjournments or postponements thereof. The undersigned directs this proxy to vote as indicated on this proxy card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND "FOR" PROPOSAL 4 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2023 Annual Report to Stockholders.

Continued and to be signed on the reverse side